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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             -----------------------



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                             ---------------------------


Date of Report (Date of earliest event reported): September 16, 1998
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                              VENATOR GROUP, INC.
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             (Exact name of registrant as specified in its charter)



      New York                        No. 1-10299        13-3513936
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(State or other jurisdic-            (Commission        (IRS Employer
 tion of incorporation)               File Number)       Identification No.)



233 Broadway, New York, New York                           10279-0003
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(Address of principal executive offices)                   (Zip Code)




Registrant's telephone number, including area code: (212) 553-2000
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Item 5.  Other Events.
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         (a) On September 16, 1998, the Registrant announced that it is exiting its Specialty Footwear operations including 467 Kinney Shoe stores and 103 Footquarters stores. The Registrant expects to convert approximately 60 of these locations to its Lady Foot Locker, Kids Foot Locker and Colorado formats.
Additionally, the Registrant will launch a new athletic chain utilizing approximately 35 Footquarters locations and 40 existing Foot Locker and Champs Sports outlet stores. The Company expects to record an after-tax charge of approximately $173 million, or $1.28 per diluted share, in the third quarter of 1998, which will be treated as discontinued operations for accounting purposes.

         (b) On September 22, 1998, the Registrant announced that it is exiting its International General Merchandise business, including its 357 store German general merchandise operations which are being sold for U.S. $552 million pursuant to a definitive agreement in a management led buy-out backed by Electra Fleming, based in London. In connection with the transaction, the Registrant expects to receive net proceeds (after-tax) of U.S. $440 million and to record an after-tax gain on sale as discontinued operations of approximately $16 million, or $0.12 per diluted share. The transaction, which is subject to normal regulatory approvals, is expected to close by year-end. The net impact of discontinuing this segment is not expected to be material.



                                   SIGNATURES
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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned being hereunto duly authorized.



                                                VENATOR GROUP, INC.
                                                -----------------------
                                                    (Registrant)



Date:  October 9, 1998                          By:/S/ Gary M. Bahler
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                                                   Gary M. Bahler
                                                   Senior Vice President,
                                                   General Counsel and
                                                   Secretary



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